EXHIBIT 12.1

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                    CHEVY CHASE PREFERRED CAPITAL CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS
------------------------------------------------------------------------------------------------------------------------------------
                                                       (in thousands, except ratio data)

                                                                                                                   As of or for the
                                                             As of or for the year ended December 31,                period ended
                                                  ----------------------------------------------------------------   December 31,
                                                          1999                  1998                 1997                1996
                                                  --------------------- --------------------- -------------------- -----------------
Net income                                                 $20,083            $21,369               $21,628            $ 1,832
Fixed charges                                                 -                  -                     -                  -
                                                  --------------------- --------------------- -------------------- -----------------
Earnings before fixed charges                              $20,083            $21,369               $21,628            $ 1,832
                                                  ===================== ===================== ==================== =================

Fixes charges, as above                                    $  -               $  -                  $  -               $  -
Preferred stock dividend requirements                       15,563             15,563                15,563              1,254
                                                  --------------------- --------------------- -------------------- -----------------
Fixed charges including preferred stock dividends          $15,563            $15,563               $15,563            $ 1,254
                                                  ===================== ===================== ==================== =================


Ratio of earnings to fixed charges and
   Preferred stock dividend requirements                      1.29               1.37                 1.39               1.46
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